SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event) December 3, 2014; (November 26, 2014)

GUIDED THERAPEUTICS, INC.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware	0-22179	58-2029543
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of Principal Executive Offices)	30092 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 1.01      Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On November 26, 2014, Guided Therapeutics, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited investors (collectively, the “Purchasers”) providing for the issuance and sale by the Company to the Purchasers of an aggregate of 16,785,415 shares of the Company’s common stock (the “Shares”) and warrants to purchase an aggregate of 8,392,708 shares of the Company’s common stock (the “Warrants”) at a purchase price of $0.225 per share, for aggregate gross proceeds (including non-cash extinguishment of debt) of approximately $3.8 million (such transaction, the “Offering”). The Company consummated the Offering on December 2, 2014.

The Company expects to use the cash proceeds to continue to seek FDA approval for LuViva, to repay certain bridge loans, and to support general working capital and operations. However, the Company will retain broad discretion over the use of the net proceeds and may use the money for other corporate purposes.

Pursuant to the terms of the Securities Purchase Agreement, at the closing each Purchaser was issued a Warrant to purchase up to a number of shares of the Company’s Common Stock equal to 50% of the shares issued to such Purchaser. The Warrants have an exercise price of $0.225 per share, are exercisable immediately upon issuance and have a five-year term.

The securities sold pursuant to the Securities Purchase Agreement have been registered under the Securities Act of 1933 (the “Securities Act”) pursuant to the Company’s Registration Statement on Form S-1, as amended (No. 333-198733), which was declared effective by the Securities and Exchange Commission on November 19, 2014, and were offered and sold pursuant to a final prospectus dated November 26, 2014. This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The foregoing description of the Securities Purchase Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of each document. Copies of the Securities Purchase Agreement and Form of Common Stock Purchase Warrant are attached as Exhibit 10.1 and Exhibit 4.1, respectively, to this Current Report on Form 8-K and each is incorporated herein by reference.

Placement Agent Agreement and Placement Agent Warrant

Pursuant to a Placement Agent Agreement (the “Placement Agent Agreement”) dated November 26, 2014, by and between the Company and Olympus Securities, LLC (“Olympus”), Olympus agreed to act as the Company’s placement agent in connection with the Offering. As consideration, the Company agreed to pay Olympus a cash placement fee equal to the lesser of (1) $600,000 and (2) 8% of the aggregate gross proceeds from the sale of the common stock in the offering, for those investors Olympus introduced to the Company, plus 4% of the aggregate gross proceeds of the offering, for those investors the Company provided to Olympus. In addition to the cash fees, the Company agreed to issue to Olympus a warrant to purchase shares of common stock equal to an aggregate of 4.5% of the total Shares sold in the Offering, at an exercise price of 125% of the public offering price. Finally, the Company agreed to reimburse the placement agent for certain fees incurred by its counsel, up to the lesser of $75,000 or 2% of the gross proceeds of the offering.

As a result, Olympus is due a cash fee of $233,792, and the Company has issued the Placement Agent (or its assigns) warrants to purchase an aggregate of 755,344 shares of the Company’s common stock (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as the Warrants, except that they are not exercisable until the first anniversary of issuance, they have an exercise price per share of $0.28125 per share, and they are subject to certain rules of the Financial Industry Regulatory Authority, or FINRA.

The foregoing description of the Placement Agent Agreement and the Placement Agent Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of each document. Copies of the Placement Agent Agreement and form of the Placement Agent Warrant are attached as Exhibit 10.2 and Exhibit 4.2, respectively, to this Current Report on Form 8-K and each is incorporated herein by reference.

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Item 3.02     Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Placement Agent Agreement and Placement Agent Warrant” is hereby incorporated by reference into this Item 3.02 in its entirety. The Placement Agent Warrants (including the shares of the Company’s common stock underlying the Placement Agent Warrant) were offered and sold to Olympus without registration under the Securities Act, or any state securities laws. The Company is relying on the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof. This Current Report on Form 8-K is not an offer to sell or the solicitation of an offer to buy the Placement Agent Warrant or the shares of the Company’s common stock underlying the Placement Agent Warrant.

Item 8.01     Other Events.

On November 26, 2014, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit
4.1	Form of Warrant
4.2	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.18 to the Registration Statement on Form S-1 (No. 333-198733)
10.1	Stock Purchase Agreement, dated November 26, 2014, by and between the Company and the Purchasers
10.2	Placement Agent Agreement, dated November 26, 2014, by and between the Company and Olympus Securities, LLC
99.1	Press Release, dated November 26, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

/s/ Gene S. Cartwright, Ph.D.
By: Gene Cartwright, Ph.D.
President and Chief Executive Officer
Date: December 2, 2014

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